EXHIBIT 99.04

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) is made and entered into as of April 29, 2015, by and among Glu Mobile Inc. (the “Company”), Tencent Holdings Limited (“Tencent”) and Red River Investment Limited (“Red River” and, together with the Company and Tencent, the “Parties.”).

RECITAL

WHEREAS, Red River desires to purchase from the Company, and the Company desires to sell and issue to Red River, upon the terms and conditions stated in this Agreement, shares of the Company’s Common Stock, par value $0.0001 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, the “Common Stock”), at a purchase price of $6.00 per share (the “Purchase Price Per Share”).

WHEREAS, concurrently with the execution hereof, the Parties shall enter into and execute the Voting and Standstill Agreement (the “Voting and Standstill Agreement”), the Registration Rights Agreement (the “Registration Rights Agreement”) and the Confidentiality Agreement (“Confidentiality Agreement” and, together with this Agreement, the Voting and Standstill Agreement and the Registration Rights Agreement, the “Transaction Documents”), each by and among the Company, Tencent and Red River and to be dated the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1.             Purchase and Sale of the Shares; Closings.

1.1.         The Initial Closing. The Company agrees to issue and sell to Red River, and Red River agrees to purchase from the Company, 12,500,000 shares of Common Stock (the “Initial Closing Shares”) in exchange for an aggregate purchase price of $75,000,000, representing the Purchase Price Per Share multiplied by the number of Initial Closing Shares (the amount so calculated, the “Initial Closing Purchase Price”).  The sale and purchase of the Initial Closing Shares shall each take place at a closing (the “Initial Closing”) to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP,1285 Avenue of the Americas, New York, New York, simultaneously with the execution of this Agreement, subject to the satisfaction or, to the extent permitted by applicable law, waiver of all conditions to the obligations of the Parties set forth in Section 1.3, or at such other place or at such other time or on such other date as the Parties mutually may agree in writing.  The day on which the Initial Closing takes place is referred to as the “Initial Closing Date.”

1.2.         The Second Closing.  Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to Red River, and Red River agrees to purchase from the Company, 8,500,000 shares of Common Stock (the “Second Closing Shares” and, together with the Initial Closing Shares, the “Shares”) in exchange for an aggregate purchase price of $51,000,000, representing the Purchase Price Per Share multiplied by the number of Second Closing Shares (the amount so calculated, the “Second Closing Purchase Price” and, together with the Initial Closing Purchase Price, the “Purchase Price”).  The sale and purchase of the Second Closing Shares shall take place at a closing (the “Second Closing” and, together with the Initial Closing, the “Closings”) to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP,1285 Avenue of the Americas, New York, New York, on the sixth (6th) Business Day (defined below) following the first date on which the conditions to the Second Closing set forth in Section 3 have been satisfied or waived, or at such other place, time and date as the Company and Red River shall agree.  The Company shall give Red River five (5) Business Days’ prior notice of the date the Second Closing is scheduled to occur.  The day on which the Second Closing takes place is referred to as the “Second Closing Date” (and, together with the Initial Closing Date, each a “Closing Date.”)  For purposes of this Agreement, “Business Day” shall mean a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Hong Kong are authorized or required by law to close.

1.3.         Closings. On each Closing Date, (a) the Company shall (i) instruct its transfer agent to transfer the applicable Shares to Red River in book-entry form in such name as Red River may designate and (ii) provide to Red River reasonable evidence of such book-entry transfer, and (b) Red River shall cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in the amount of the applicable Purchase Price.

2.             Conditions to Initial Closing.

2.1.         General Conditions. The respective obligations of the Company and Red River to consummate the transactions contemplated by this Agreement at the Initial Closing shall be subject to the fulfillment, at or prior to the Initial Closing Date, of the following conditions, which may, to the extent permitted by applicable law, be waived in writing by all Parties in their sole discretion:

(a)           No Injunction or Prohibition.  No United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Authority”) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is then in effect, and no action or proceeding shall have been initiated by any Governmental Authority the intent of which, in each case, is to enjoin, restrain, condition, limit, make illegal or otherwise prohibit the consummation of the transactions contemplated by the Transaction Documents.

(b)           Transaction Documents.  The Company, Tencent and Red River shall each have executed and delivered the Voting and Standstill Agreement, the Registration Rights Agreement and the Confidentiality Agreement.

2.2.         Conditions to Red River’s Obligations.  The obligation of Red River to purchase the Initial Closing Shares on the Initial Closing Date as provided herein is subject to the fulfillment to the reasonable satisfaction of Red River, on or prior to the Initial Closing Date, of the following conditions, any of which may be waived by Red River:

(a)           The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect (defined below), which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Initial Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

For purposes of this Agreement, a “Material Adverse Effect” with respect to any entity means any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, is, or could reasonably likely, (i) be or become materially adverse in relation to the financial condition, operations, business, assets (including intangible assets), or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement; except to the extent that any such Effect results from: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on such entity and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such entity or any of its subsidiaries conduct business, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the such entity or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on such entity and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such entity or any of its subsidiaries conduct business, (C) any changes or effects resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby, including any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its employees, customers, distributors, partners or suppliers to the extent related thereto, (D) any stockholder class action, derivative litigation or other legal proceedings made or brought by any of the current or former stockholders of such entity (on their own behalf or on behalf of such entity) arising out of or related to this Agreement or any of the transactions contemplated hereby, (E) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), law or regulatory conditions (or the interpretation thereof by a third party), provided that such changes do not have a substantially disproportionate impact on such entity and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such entity or any of its subsidiaries conduct business, (F) changes in the trading price or trading volume of such entity’s securities, in and of themselves (it being understood that any underlying cause of any such change may, subject to the other terms of this definition, be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred) or (G) any failure by such entity to meet any public estimates or expectations of such entity’s bookings, revenue, earnings or other financial performance or results of operations for any period, or any failure by such entity to meet any internal budgets, plans or forecasts of its bookings, revenues, earnings or other financial performance or results of operations (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred).

(b)           The Company shall have delivered a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Initial Closing Date, certifying to the fulfillment of the condition in Section 2.2(a) above.

(c)           No stop order or suspension of trading shall have been imposed by The NASDAQ Stock Market, the United States Securities and Exchange Commission (the “SEC”) or any other Governmental Authority with respect to the public trading of the Common Stock.

2.3.         Condition to Obligations of the Company.  The Company’s obligation to issue and deliver the Initial Closing Shares to Red River on the Initial Closing Date as provided herein is subject to the fulfillment to the reasonable satisfaction of the Company, on or prior to the Initial Closing Date, of the following condition, which may be waived by the Company: the representations and warranties of Red River in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Initial Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

3.             Conditions to Second Closing.  The respective obligations of the Company and Red River to consummate the transactions contemplated by this Agreement at the Second Closing shall be subject to the fulfillment, at or prior to the Second Closing Date, of the following conditions, which may, to the extent permitted by applicable law, be waived in writing by all Parties in their sole discretion:

3.1.         HSR Approval.  The termination or expiration prior to the Second Closing Date of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules and regulations thereunder or any similar required foreign antitrust, competition or similar laws applicable to the transactions contemplated hereunder.

3.2.         No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is then in effect, and no action or proceeding shall have been initiated by any Governmental Authority the intent of which, in each case, is to enjoin, restrain, condition, limit, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.

4.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Red River that:

4.1.         Organization and Standing. The Company and each of its material subsidiaries are duly organized, validly existing and in good standing, to the extent applicable, under the laws of its jurisdiction of organization.  The Company and each of its material subsidiaries have the corporate or limited liability company power, as applicable, and authority to own, lease and operate its assets and properties and to conduct its business.  Each of the Company and its material subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.  The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws, or equivalent organizational or governing documents.

4.2.         Authority; Noncontravention.

(a)           The Company has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereunder.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereunder have been duly authorized by the Company’s Board of Directors (the “Board”).  The Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the vote of the Board has approved and adopted the Transaction Documents and determined that the terms and conditions of the Transaction Documents are advisable and in the best interests of the Company and its stockholders.  The adoption of the Transaction Documents and issuance of the Shares does not require the vote or approval of the holders of the Common Stock or the holders of any securities in the Company’s subsidiaries.  The Board has taken all actions necessary to approve for the purposes of Section 203 of the General Corporation Law of the State of Delaware, the acquisition by Tencent or its controlled Affiliates (including Red River) of beneficial ownership of greater than fifteen percent (15%) of the outstanding Common Stock.

(b)           The execution and delivery of the Transaction Documents by the Company does not, and the consummation of the transactions contemplated thereunder, including the issuance of the Shares, will not, (i) result in the creation of any encumbrance on any of the material properties or assets of the Company or the Shares, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the certificate of incorporation or bylaws of the Company, in each case as amended to date, (iii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or (iv) conflict with, or result in any violation of or breach of any statute, rule, regulation, order or other legal requirement of any Governmental Authority having jurisdiction over the Company, any of its subsidiaries or any of their respective assets or properties.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Company in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereunder, except for (i) the filing of a Current Report on Form 8-K within four (4) Business Days of the Initial Closing Date reporting the transactions contemplated by the Transaction Documents with the SEC, (ii) the filing of a resale registration statement covering the Shares pursuant to the terms of the Registration Rights Agreement, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to perform its obligations under the Transaction Documents and would not prevent, materially alter or delay any of the transactions contemplated thereunder.

4.3.         Capitalization.  The Company has the capitalization set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “10-K”), and all other reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Filings”).  All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable legal requirements and all requirements set forth in applicable Material Contracts.  For purposes of this Agreement, “Material Contract” shall mean any contract, instrument or other agreement to which the Company or any of its subsidiaries is a party or by which it is bound which is material to the business of the Company and its subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings (defined below) pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.  No individual, corporation, partnership, trust, limited liability company, association or other entity (“Person”) is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company.  Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind.  Except as described in the SEC Filings and the voting agreements entered into by and between the Company and certain former stockholders of Cie Games, Inc., a form of which was filed with the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2014, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.  Except as described in the SEC Filings and in this Agreement, no Person has the right to require the Company to register any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. Except as described in the SEC Filings, there are no material profit participation or phantom equity awards, interests, or rights with respect to the Company or its capital stock issued to or held by any current or former director, officer, employee or consultant of the Company.

4.4.         Valid Issuance.  The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.  The issuance of the Shares does not contravene the rules and regulations of The NASDAQ Stock Market.  Assuming the accuracy of the representations of Red River contained herein, the Shares will be exempt from registration pursuant to (a) Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act or (b) Rule 904 of Regulation S promulgated under the Securities Act.

4.5.         Poison Pill.  The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest of the Company upon the occurrence of certain events.

4.6.         Absence of Certain Changes.  Except for the execution and performance of the Transaction Documents and the discussions, negotiations and transactions related thereto, since December 31, 2014, except as identified and described in the SEC Filings, the Company has conducted its business in the ordinary course consistent with past practice and there has not been:

(a)           any Effect that, individually or taken together with all other Effects that have occurred prior to the Initial Closing, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole;

(b)           any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the 10-K, except for changes in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole;

(c)           any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(d)           any material acquisition of any business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(e)           any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its subsidiaries;

(f)            any waiver, not in the ordinary course of business, by the Company or any of its subsidiaries of a material right or of a material debt owed to it, other than intercompany debt;

(g)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or its subsidiaries, except in the ordinary course of business consistent with past practice and which is not material to the assets, properties, financial condition, operating results or business of the Company;

(h)           any change or amendment to (i) the Company’s Certificate of Incorporation or Bylaws or (ii) any Material Contract;

(i)            the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of the Company;

(j)            the loss of any customer which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; or

(k)           to the Company’s knowledge, any material labor difficulties or labor union organizing activities with respect to employees of the Company or any of its material subsidiaries.

4.7.         SEC Filings.

(a)           The Company has timely filed with or otherwise furnished (as applicable) to the SEC all filings required to be made by it pursuant to the Exchange Act and the Securities Act, including the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

(b)           As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The Company is eligible to use Form S-3 to register the disposition of the Shares (as such term is defined in the Registration Rights Agreement) for sale by Red River as contemplated by the Registration Rights Agreement.

4.8.         Litigation.  Except as described in the SEC Filings, there are no material pending legal proceeding before any Governmental Authority against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s knowledge, no such legal proceedings are threatened.

4.9.                            Financial Statements.  The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Quarterly Reports on Form 10-Q under the Exchange Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

4.10.                     Compliance with NASDAQ Continued Listing Requirements.  The Company is in compliance with applicable continued listing requirements of The NASDAQ Stock Market.  There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Company Common Stock on The NASDAQ Global Market and the Company has not received any currently pending notice of the delisting of the Common Stock from The NASDAQ Global Market.

4.11.                     Intellectual Property.  Except as disclosed in the SEC Filings, the Company and its subsidiaries own, or possess or have obtained valid licenses for, or other legal and valid rights to use, the material Intellectual Property (as defined below) necessary for the conduct of the business of the Company and its subsidiaries as currently conducted and as described in the SEC Filings as being owned or licensed by them.  Except as described in the SEC Filings, there is no pending or, to the Company’s knowledge, threat of any, action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries rights in or to its Intellectual Property, or the validity, enforceability, or scope of, any Registered Intellectual Property (as defined below) owned by or licensed to the Company or any of its subsidiaries or claiming that the use of any Intellectual Property by the Company or any of its subsidiaries in their respective businesses as currently conducted infringes or misappropriates the intellectual property rights of any third party.  Except as described in the SEC Filings and except as has not had and would not reasonably be expected to result in a Material Adverse Effect on the Company, the use by the Company or any of its subsidiaries of any Intellectual Property in any of their respective businesses does not infringe or misappropriates with the intellectual property rights of any third party, except that such representation as to patents shall be to the knowledge of the Company only.  Except as has not had and would not reasonably be expected to result in a Material Adverse Effect on the Company, individually or in the aggregate, the Software (as defined below) used by the Company and its subsidiaries (x) is adequate, in all respects, for the operations of the business of the Company and its subsidiaries, and (y) is free from any defect, except as such defects as may be corrected by subsequent updates to such Software.  For purposes of this Agreement, “Registered Intellectual Property” means any of the following, as they exist anywhere in the world, to the extent registered: (a) patents, patent applications and statutory invention registrations; (b) trademarks, service marks, domain names and trade names;

and (c) copyrights and mask works.  For purposes of this Agreement, “Intellectual Property” means any Registered Intellectual Property and any (i) trade secrets under applicable law, including confidential and proprietary information and know-how; (ii) computer software programs (“Software”); (iii) rights in data, and (iv) unregistered trademarks, trademark applications, trade dress, logos and corporate names.

4.12.                     Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, Red River or any of their respective subsidiaries for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as previously disclosed to Red River.

5.                                      Representations and Warranties of Red River.  Red River hereby represents and warrants to the Company that:

5.1.                            Organization and Standing.  Red River is a corporation duly organized, validly existing and in good standing, to the extent applicable, under the laws of its jurisdiction of organization and has the corporate power and authorization to own, lease and operate its assets and properties and to conduct its business.

5.2.                            Authority; Non-Contravention.

(a)                                 Red River has the requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereunder.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereunder have been duly authorized by all requisite corporate action by Red River.  The Transaction Documents have been duly executed and delivered by Red River and constitute the valid and binding obligations of Red River enforceable against Red River in accordance with their terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 The execution, delivery and performance by Red River of this Agreement and the other Transaction Documents and the consummation by Red River of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational or constitutional documents of Red River, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract to which Red River is a party, or (iii) result in a violation of any applicable law to Red River or by which any property or asset of Red River is bound or affected.

(c)                                  Except as contemplated in this Agreement, (i) no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Red River in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereunder or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any contract to which it is a party, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Red River to perform its obligations hereunder.

5.3.                            Status and Investment Intent of Red River.

(a)                                 Investment Intent.  Red River is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act.  Red River acknowledges and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  Red River is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b)                                 Investigation. Red River acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Shares.  Red River has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares.

(c)                                  Accredited Investor.  Red River is an accredited Investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. Red River was not organized solely for the purpose of acquiring the Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)                                 U.S. Person.  Red River is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act and is acquiring the Shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act.

5.4.                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Red River.

6.                                      Covenants.

6.1.                            Consents and Filings; Further Assurances.  The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, clearances, approvals, authorizations, qualifications and orders and give all notices as are necessary for the consummation of the transactions contemplated by this Agreement, and (b) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable law, including the necessary filings under the HSR Act within ten (10) Business Days after the date hereof.  In furtherance and not in limitation of the foregoing, each of Tencent and Red River shall (i) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the waiting period applicable to the transactions contemplated hereby under the HSR Act as promptly as reasonably practicable, (ii) promptly notify the Company of any communication concerning this Agreement and any of the transactions contemplated hereby from any Governmental Authority and consider in good faith the views of the Company and keep the Company reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the Company with any written notices or other communications received by Tencent or Red River from, or given by Tencent or Red River to, the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”); and (iii) permit the Company to review in draft form any proposed communication to be submitted by it to the FTC or the DOJ, with reasonable time and opportunity to comment, give reasonable consideration to the Company’s comments thereon, and consult with the Company in advance of any in-person or telephonic meeting or conference with, the FTC or the DOJ, and, to the extent permitted by the FTC or the DOJ, not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated hereby) with the FTC or the DOJ unless it consults with the other Parties and their representatives in advance and invites the other Parties’ representatives to attend such meetings and/or discussions; provided, however, that nothing in this Agreement shall prevent Tencent or Red River from responding to or complying with a subpoena or other legal process required by law or submitting factual information in response to a request therefor.  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Tencent, Red River or any of their respective Affiliates to proffer to, agree to or actually (and none of the Company or any of its subsidiaries shall, without the prior written consent of Tencent and Red River, proffer to, agree to or actually) (i) divest, hold separate (including by establishing a trust), or enter into any license (whether pursuant to an exclusive or nonexclusive license) or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Tencent or Red River, the Company or any of their respective Affiliates, (ii) pay any amounts or make any commitments to obtain any consents, licenses, permits, certificates, exemptions, waivers, approvals, authorizations, registrations, clearances or orders of a Governmental Authority or any other Person (other than the payment of filing fees and expenses and fees of counsel) in connection with the transactions contemplated hereby, (iii) limit in any manner the ability of such entities to conduct, own, operate or control their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company’s subsidiaries, or otherwise enter into any voting trust arrangement, proxy arrangement or similar agreement or arrangement or (iv) commence or defend any legal proceeding.

6.2.                            Listing of Underlying Shares and Related Matters.  Promptly following the date hereof, the Company shall cause the Initial Closing Shares to be listed on The NASDAQ Global Market as soon as reasonably practicable after the Initial Closing Date and the Second Closing Shares to be listed on The NASDAQ Global Market as soon as reasonably practicable after the Second Closing Date but in any event, with respect to the Shares, within thirty (30) days of the Second Closing, in each case subject to the approval of The NASDAQ Global Market.

Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Shares and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on The NASDAQ Global Market and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.  Tencent hereby confirms and represents that, as of the date hereof, it and its controlled Affiliates do not beneficially own any shares of the Company’s capital stock.  Upon request, Tencent shall provide the Company with such information regarding Tencent’s beneficial ownership of the Company’s capital stock that the Company requires for such listing application.

6.3.                            Transfer Restriction. During the period from the Initial Closing until the date which is eighteen (18) months following the Initial Closing Date (“Lock-Up Period”), Tencent, Red River and each of their respective controlled Affiliates (as defined below) shall not transfer or otherwise dispose of any of the Shares (including whether such right or power is granted by proxy or otherwise) unless such transfer is to a controlled Affiliate of Tencent.  For purposes of this Agreement, “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls (defined below), is controlled by, or is under common control with such Person, including any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; and “control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

6.4.                            Nasdaq 20% Limit Savings Clause.  Notwithstanding anything to the contrary contained in this Agreement, in no circumstance shall the Company or its Affiliates sell pursuant to any provision of this Agreement, alone or in concert with the other provisions of this Agreement or the other Transaction Documents, an aggregate number of shares of Common Stock (or securities convertible into or exercisable for Common Stock) (a) equal to or more than 20% of the number of Common Stock of the Company outstanding before the consummation of the transactions contemplated hereunder or (b) having voting power equal to or more than 20% of the voting power outstanding before the consummation of the transactions contemplated hereunder (“Nasdaq 20% Limit”).

6.5.                            Public Disclosure.  Each Party hereto agrees to consult with the other Party before issuing or making, and to provide each other reasonable prior opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release, public statement or disclosure with respect to the Transaction Documents or the transactions contemplated hereby or thereby, and further agrees not to issue any such press release, public statement or disclosure without the prior written consent of the other Party.  Notwithstanding the foregoing, any Party may, without the prior written consent of the other Party, issue any press release, public statement or disclosure required by law (including, for the avoidance of doubt, the filing of any of the Transaction Documents as exhibits to any report of the Company filed with the SEC pursuant to the Exchange Act and any other disclosures required to be filed with the SEC relating to the transactions contemplated hereby or otherwise describing the terms and conditions of the Transaction Documents) if such Party has used reasonable efforts to provide the other Party a reasonable opportunity to review such press release, public statement or disclosure and has, in good faith, considered any modifications to such press release, public statement of such other party prior to the time such press release or public statement or disclosure is required to be released pursuant to applicable law, regulation or any listing agreement with The NASDAQ Global Market or Hong Kong Stock Exchange, as applicable.

6.6.                            Securities Law Matters.

(a)                                 Restricted Securities.  Red River understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(b)                                 Legends.  It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legends:

(i)                                     “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF OTHER STATES AND JURISDICTIONS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.”

(ii)                                  “AS LONG AS THE HOLDER OF THESE SECURITIES IS AN AFFILIATE OF THE ISSUER, THESE SECURITIES MAY NOT BE SOLD, OR OFFERED FOR SALE, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SALE OF THESE SECURITIES UNDER THE SECURITIES ACT OF 1933, OR THE SALE OTHERWISE BEING EXEMPT FROM REGISTRATION UNDER SUCH ACT.  THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

(iii)                               “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AND STANDSTILL AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), INCLUDING A LOCK-UP AGREEMENT THAT RESTRICTS THE TRANSFER OF THESE SHARES THROUGH ONE YEAR FROM THE INITIAL ISSUANCE

OF THESE SHARES BY THE COMPANY AND CERTAIN RESTRICTIONS ON HOW THE SHARES MUST BE VOTED.”

(c)                                  Removal of Legends. Notwithstanding the foregoing, Red River shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend upon the request of Red River (i) at such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such shares under the Securities Act, delivery of a customary opinion of counsel to Red River, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend is no longer required in order to ensure compliance with the Securities Act.

6.7.                            Tencent Obligations.  Tencent hereby agrees that it shall, and it shall cause its controlled Affiliates, to perform and satisfy their respective obligations and observe any limitations hereunder as stated herein to be applicable to such Person (irrespective of whether a party hereto).  Tencent agrees that the liability for any breach of the (a) representations and warranties of Red River set forth herein and (b) obligations or restrictions of Tencent and its controlled Affiliates set forth herein, shall, in each case, be a direct and primary obligation of Tencent.

7.                                      Termination.

7.1.                            Grounds for Termination. This Agreement may be terminated, with respect to each Party’s obligation to complete the Second Closing only, at any time prior to the Second Closing:

(a)                                 by the mutual written consent of each Party hereto;

(b)                                 by Red River or the Company if the Second Closing shall not have occurred on or before the ninetieth (90th) day following the Initial Closing; provided that such right to terminate this Agreement shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such Closing to occur on or prior to such date; or;

(c)                                  by any Party in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such judgment or other action shall have become final and non-appealable.

The Party desiring to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) shall give notice of such termination to the other Party hereto specifying the provision hereof pursuant to which such termination is made.

7.2.                            Effect of Termination.  In the event of termination of this Agreement the obligations in this Agreement with respect to the completion of the Second Closing (including pursuant to Section 6.1) shall forthwith become void and of no further force or effect and there shall be no liability on the part of any Party with respect thereto except that nothing herein shall relieve any Party from any liability for damages for any breach of this Agreement.  For the avoidance of doubt, all other rights and obligations of the Parties not solely in respect of the consummation of the Second Closing will survive such termination and continue in accordance with their terms.

8.                                      Survival and Indemnification.

8.1.                            Survival.  The representations and warranties in this Agreement shall survive the Second Closing for a period of eighteen (18) months, provided, that should this Agreement be terminated in accordance with its terms prior to the occurrence of the Second Closing, the representations and warranties contained in this Agreement and made in connection with the Initial Closing shall survive for a period of eighteen (18) months from the Initial Closing Date.  The covenants and agreements in this Agreement shall survive indefinitely.

8.2.                            Indemnification.  Effective at and after the Initial Closing, the Company hereby agrees to indemnify and hold harmless Red River, Tencent, their respective controlled Affiliates and each of its and their respective directors, officers, employees, agents, successors and assigns against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”), incurred or suffered by such Persons arising out of any misrepresentation or breach of representation or warranty (with the amount of Losses being determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or breach of covenants by the Company under this Agreement; provided that (except for any breaches in respect of Sections 4.1, 4.2, 4.3 and 4.4 and except for the obligation of the Company to issue the Shares to Red River under Section 1), (i) the Company shall not be liable under this Section 8.2 unless the aggregate amount of Losses exceeds one percent (1%) of the aggregate Purchase Price then paid by Red River to the Company, in which case the Company shall be liable for all such Losses, and (ii) the Company’s maximum liability under this Section 8.2 shall not exceed the amount of the Purchase Price actually received by the Company.

8.3.                            Conduct of Indemnification Proceedings.  Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. The Company shall not be liable to any indemnified party under this Agreement (i) for any settlement by such indemnified party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, or (ii) for any Losses incurred by such indemnified party which a court of competent jurisdiction determines in a final judgment which is not subject to further appeal are solely and directly attributable to (A) a breach of any of the representations, warranties, covenants or agreements made by such indemnified party in this Agreement or in any other Transaction Document or (B) the fraud, gross negligence or willful misconduct of such indemnified party.

9.                                      Miscellaneous.

9.1.                            Governing Law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

9.2.                            Dispute Resolution.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedies at law or in equity, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief.  Each of the Parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the Parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 9.6 of this Agreement.

9.3.                            Waiver of Jury Trial.  Each of the Parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

9.4.                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5.                            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6.                            Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the Party to be notified at the address as follows, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Party:

If to the Company:

Glu Mobile Inc.
500 Howard Street, Suite 300
San Francisco, California 94105
Attention: General Counsel
Fax: 650-403-1018

With a copy to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: David A. Bell
Fax: 650-938-5200

If to Red River and/or Tencent:

Red River Investment Limited

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

With a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Steven J. Williams
Fax: 212-757-3990

9.7.                            Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.8.                            Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, Tencent and, for so long as it hold Shares, Red River. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company Tencent and its controlled Affiliates.

9.9.                            Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, nor any partial exercise thereof, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.10.                     Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

9.11.                     Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

9.12.                     No Third Party Beneficiaries; Assignment.  Except as contemplated in Section 8.2, this Agreement is solely for the benefit of the Parties hereto and is not binding upon or enforceable by any other persons.  No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Nothing in this Agreement, whether express or implied (including, without limitation, the representations and warranties set forth in Section 4 and Section 5 herein), is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons (including, for the avoidance of doubt, any stockholder of the Company) other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

9.13.                     Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “date hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  Any reference herein of “except as disclosed in the SEC Filings,” or similar reference, shall be deemed to exclude cautionary statements included in the Risk Factors or Forward-Looking Statements sections of the SEC Filings; provided that such exclusion shall not apply to any statements of historical fact.

9.14.                     Further Assurances.  The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

GLU MOBILE INC.

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President and Chief Executive Officer

SIGNATURE PAGE TO

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

TENCENT HOLDINGS LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

SIGNATURE PAGE TO

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

RED RIVER INVESTMENT LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

SIGNATURE PAGE TO

PURCHASE AGREEMENT